Exhibit 3.2

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “KLEVER MARKETING, INC.”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF JULY, A.D. 2018, AT 11:50 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

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CERTIFICATE OF DESIGNATION OF THE

PREFERENCES AND RIGHTS

OF THE

SERIES D PREFERRED STOCK

OF

KLEVER MARKETING, INC.

_________________

The undersigned, Paul Begum, does hereby certify that:

A.        He is the duly acting President of KLEVER MARKETING, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”).

B.         Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as previously amended and restated, and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, said Board of Directors, pursuant to taking action by written consent on July 11th, 2018, approved and adopted a resolution, pursuant to its authority as aforesaid, to (1) fix the rights, preferences, privileges and restrictions of, and the number of shares comprising, of the Corporation’s Series D Preferred Stock, and (2) to authorize this Certificate of Designation for the Series D Preferred Stock, the Corporation has the authority to issue, as follows:

RESOLVED, that the Board of Directors, pursuant to authority given by the Corporation’s Certificate of Incorporation, does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property, and does hereby fix and determine the rights, preferences, privileges and restrictions, and the number of shares constituting such Series, and other matters relating to the Series D Preferred Stock and the designation of such series, set forth below.

C.         The Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, privileges and restrictions, and the number of shares and other matters relating to the Series D Preferred Stock, as follows:

TERMS OF SERIES D PREFERRED STOCK

1.         Number and Designation. This series shall consist of 100,000 shares of preferred stock of the Corporation that shall be designated the “Series D Preferred Stock” (hereinafter referred to as the “Series D Stock”). The number of authorized shares of Series D Stock may be reduced to the extent any shares are not issued and outstanding by further resolution duly adopted by the Board of Directors of the Corporation and by filing amendments to the Certificate of Designation pursuant to the provisions of the Delaware General Corporation Law stating that such reduction has been so authorized, but the number of authorized shares of this Series shall not be increased except pursuant to majority vote of the holders of the Series D Stock (the “Series D Holders”). None of the shares of Series D Stock have been issued.

2.          Dividends. When and as any dividend or distribution is declared or paid by the Corporation on Common Stock, whether payable in cash, property, securities or rights to acquire securities, the Series D Holders will be entitled to participate with the holders of Common Stock in such dividend or distribution as set forth in this Section 2. At the time such dividend or distribution is payable to the holders of Common Stock, the Corporation will pay to each Series D Holder such holder’s share of such dividend or distribution equal to the amount of the dividend or distribution per share of Common Stock payable at such time multiplied by the number of shares of Common Stock the shares of Series D Stock held by such holder are convertible into.

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3.          Voting Rights.

A.       Subject to the provision for adjustment hereinafter set forth, each share of Series D Stock shall entitle the holder thereof to 6,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time on or after the date that Series D Stock has been issued (“Distribution Date”) declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater (but not lesser) number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series D Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

B.       Except as otherwise provided herein, in the Certificate of Incorporation, or by law, the holders of shares of Series D Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

C.       Except as set forth herein, holders of Series D Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.         Conversion. Each share of Series D Stock shall be convertible into a number of shares of Common Stock, at the sole and exclusive election of the holder of such share of Series D Preferred Stock, equal to the following: the number of the outstanding shares of the Corporation multiplied by 5 ⅔, divided by the number of outstanding shares of Series D Stock. As an example for clarity, if the Corporation had outstanding 90,000,000 shares of Common Stock, and 100,000 shares of Series D Stock, each share of Series D Stock would be convertible into 5,100 shares of Common Stock.

5.          Liquidation.

A.       Series D Stock Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Corporation’s Series D Stock entitled, by reason of their ownership of Series D Stock, to receive the preferential amount, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series D Stock and Common Stock, shall be paid such preferential amount prior to any distribution of any assets of the Corporation to the holders of Series D Stock and Common Stock.

B.       Remaining Distribution. Upon the completion of the distribution required by Section 5.A., above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Series D Stock, the Series D Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series D Stock).

6.         Miscellaneous.

A.       Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Series D Stock. Upon the surrender of any certificate representing Series D Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

B.       Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series D Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate.

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C.       Priority. The Series D Stock shall be senior to the Corporation’s outstanding Common Stock referred to herein as “Junior Securities.”

D.       Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision hereof without the prior approval of a majority of the outstanding shares of Series D Stock.

F.       Generally Accepted Accounting Principles. When any accounting determination or calculation is required to be made, such determination or calculation (unless otherwise provided) will be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Corporation would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation will continue to be made in accordance with the Corporation’s previous accounting methods and policies unless the Corporation has obtained the prior written consent of the holders of a majority of the Series D Stock then outstanding.

G.       The number of authorized shares of preferred stock of the Corporation is 2,000,000, and the number of shares of Series D Stock which has been issued is 0 shares.

IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed this Certificate this 11th day of July, 2018.

KLEVER MARKETING, INC.

By: /s/ Paul G. Begum
Name: Paul G. Begum
Title: President

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